Exhibit 23.1

Bober, Markey, Fedorovich

& Company

Certified Public Accountants / Business Advisors	411 Wolf Ledges Parkway
A Professional Corporation	Suite 400
Akron, Ohio 44311-1040
330.762.9785
Fax 330.762.3108
www.bobermarkey.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2005, accompanying the financial statements of QuaTech, Inc. contained in the Current Report Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 on Form 8-K filed on or about May 10, 2006. We consent to the use of the aforementioned report in the Form 8-K, and to the use of our name as it appears under the caption “Experts.”

BOBER, MARKEY, FEDOROVICH & COMPANY

Akron, Ohio May 11, 2006